Exhibit (k)(i)

Transfer Agency and Service Agreement

Between

Each of the Guggenheim Closed-End Investment Companies

Listed on Schedule 1 Attached Hereto

and

Computershare Inc.

and

 Computershare Trust Company, N.A.

THIS TRANSFER AGENCY AND SERVICE AGREEMENT, effective as of December 1, 2015 ("Effective Date"), is by and among each of the Guggenheim closed-end investment companies listed on Schedule 1 attached hereto, as may be amended from time to time (each a "Fund" and collectively the "Funds") and each having its principal office and place of business at 227 West Monroe Street, Chicago, IL 60606, and Computershare Inc., a Delaware corporation ("Computershare"), and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company ("Trust Company", and together with Computershare, "Agent"), each having a principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021.

WHEREAS, each Fund desires to appoint Computershare as its sole transfer agent and registrar for the Shares, and as processor of all payments received or made by each Fund under this Agreement, and Trust Company as administrator of any dividend reinvestment plan or direct stock purchase plan for each Fund;

WHEREAS, Computershare and Trust Company will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of the Plan services covered by this Agreement; and

WHEREAS, Computershare and Trust Company desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, each Fund and Agent agree as follows:

1.	CERTAIN DEFINITIONS.

1.1  "Account" means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2  "Agreement" means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 "Confidential Information" means any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement.  Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates).  Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

1.4  "DSPP" means direct stock purchase plan.

1.5 "Non-Public Personal Information" about a Shareholder shall mean (i) personally identifiable financial information; and (ii) any list, description, or other grouping of Shareholders that is derived from using any personally identifiable information that is not publicly available.

1.6  "Plans" means any dividend reinvestment plan, DSPP, or other investment programs administered by Trust Company for each Fund, relating to the Shares, whether as of the Effective Date or at any time during the term of this Agreement.

1.7  "Services" means all services performed or made available by Agent pursuant to this Agreement.

1.8  "Share" means each Fund's common shares issued in accordance with such Fund's Certificate of Trust or other governing documents, and other classes of Fund's shares to be designated by Fund in writing and which Agent agrees to service under this Agreement.

1.9  "Shareholder" means a holder of record of Shares.

1.10  "Shareholder Data" means all information maintained on the records database of Agent concerning Shareholders.

2.	APPOINTMENT OF AGENT.

2.1  Appointments.  Each Fund hereby appoints Computershare to act as sole transfer agent and registrar for all Shares and as processor of all payments received or made by or on behalf of Fund under this Agreement and appoints Trust Company as administrator of Plans in accordance with the terms and conditions hereof, and Computershare and Trust Company accept the respective appointments.

2.2  Documents.  In connection with the appointments herein, Fund has provided or will provide the following appointment and corporate authority documents to Agent:
(a)	A copy of the resolution appointing Computershare as the transfer agent;
(b)	If applicable, specimens of all forms of outstanding Share certificates, in forms approved by the Board of Trustees/Directors of Fund, with a certificate of the Secretary of Fund as to such approval;
(c)
A board resolution and/or certificate of incumbency designating officers or other designated persons of Fund authorized to sign written instructions and requests and, if applicable, Share certificates, in connection with this Agreement (each an "Authorized Person");

(d)	An opinion of counsel for any Fund added after the Effective Date addressed to both Computershare and Trust Company stating that:
(i) Fund is duly organized, validly existing and in good standing under the laws of its state of organization;
(ii)
All Shares issued and outstanding on the date hereof were issued as part of an offering that was registered under the Securities Act of 1933, as amended ("1933 Act") and any other applicable federal or state statute or that was exempt from such registration;

(iii) All Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and non-assessable; and
(iv) If applicable, the use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Fund and is valid and effective.
(e)	A certificate of each Fund as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options;
(f)	A completed Internal Revenue Service Form 2678; and
(g)	A completed Form W-8 or W-9, as applicable.

In addition, Fund acknowledges that upon any future original issuance of Shares for which Agent will act as transfer agent hereunder, Agent will require an opinion of counsel for Fund addressed to both Computershare and Trust Company stating that such Shares (i) have been issued as part of an offering that was registered under the 1933 Act and any other applicable federal or state statute, or that was exempt from such registration, and (ii) are duly authorized, validly issued, fully paid and non-assessable.

2.3  Records.  Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents which have been employed by Fund or any of its agents and which are certified to be true, authentic and complete.  Agent shall keep records relating to the Services, in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry.  Agent agrees that all such records prepared or maintained by it relating to the Services are the property of the Fund and will be preserved, maintained and made available in accordance with the requirements of law and Agent's records management policy, and will be surrendered promptly to the Fund in accordance with its request subject to applicable law and Agent's records management policy.

2.4  Shares.  Fund shall, if applicable, inform Agent as soon as possible in advance as to: (a) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share of any legend restricting the transfer of such Shares (which may be subject, in the case of removal of any such legend, to delivery of a legal opinion in form and substance acceptable to Agent), or the substitution for such Share of a Share without such legend; (b) any authorized but unissued Shares reserved for specific purposes; (c) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (d) reserved Shares subject to option and the details of such reservation; (e) any Share split or Share dividend; (f) any other relevant event or special instructions which may affect the Shares; and (g) any bankruptcy, insolvency or other proceeding regarding each Fund affecting the enforcement of creditors' rights.

2.5  Share Certificates.  If applicable, Fund shall provide Agent with (i) documentation required to print on demand Share certificates, or (ii) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6  Fund Responsibility.  Fund shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

2.7  Scope of Agency.
(a)
Agent shall act solely as agent for Fund under this Agreement and owes no duties hereunder to any other person.  Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Agent.

(b)
Agent may rely upon, and shall be protected in acting or refraining from acting in good faith reliance upon, (i) any communication from Fund, any predecessor transfer agent or co-transfer agent or any registrar (other than Agent), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed in good faith by Agent to be genuine and to have been signed or given by the proper party or parties; (iii) any guaranty of signature by an "eligible guarantor institution" that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable "signature guarantee program" or insurance program in addition to, or in substitution for, the foregoing; or (iv) any instructions received through Direct Registration System/Profile.  In addition, Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c)
From time to time, Fund may provide Agent with instructions concerning the Services. Further, Agent may apply to any Authorized Person of Fund for instruction, and may consult with legal counsel for Agent or Fund with respect to any matter arising in connection with the Services.  Agent and its agents and subcontractors shall not be liable and shall be indemnified by Fund under Section 9.2 of this Agreement for any action taken or omitted by Agent in good faith reliance upon any Fund instructions or upon the advice or opinion of such counsel.  Fund shall promptly provide Agent with an updated board resolution and/or certificate of incumbency regarding any change of authority for any Authorized Person. Agent shall not be held to have notice of any change of authority of any Authorized Person, until receipt of written notice thereof from Fund.

(d)
Compliance with Laws.  Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

3.	STANDARD SERVICES.

3.1  Share Services.  Agent shall perform the Services set forth in the Fee and Service Schedule ("Fee and Service Schedule") attached hereto and incorporated herein.  Further, Agent shall issue and record Shares as authorized, hold Shares in the appropriate Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2  Replacement Shares.  Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Agent of an open penalty surety bond satisfactory to it and holding it and Fund harmless, absent notice to Agent that such certificates have been acquired by a bona fide purchaser.  Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity.  Agent may, at its sole option, accept indemnification from Fund to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.  Agent shall charge Shareholders an administrative fee for replacement of lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates.  Agent may receive compensation, including in the form of surety premiums, for administrative services provided in connection with surety programs offered to Shareholders.

3.3  Internet Services.  Agent shall make available to Fund and Shareholders, through www.computershare.com ("Web Site"), online access to certain Account and Shareholder information and certain transaction capabilities ("Internet Services"), subject to Agent's security procedures and the terms and conditions set forth herein and on the Web Site.  Agent provides Internet Services "as is," on an "as available" basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance. Notwithstanding the foregoing, in providing Internet Services to Shareholders, Agent shall comply with all applicable laws concerning consent to delivery and delivery of documents electronically.

3.4  Proprietary Information.  Fund agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Fund by Agent as part of the Services are under the control and ownership of Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information").  Shareholder Data is not Proprietary Information.  Fund agrees that Proprietary Information is of substantial value to Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 11 of this Agreement.  Fund shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

3.5  Third Party Content.  Agent may provide real-time or delayed quotations and other market information and messages ("Market Data"), which Market Data is provided to Agent by certain third parties who may assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof.  Fund agrees and acknowledges that Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.
3.6  Lost Shareholders; In-Depth Shareholder Search.
(a)
Agent shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended ("1934 Act"), without charge to the Shareholder.  If a new address is so obtained in a database search for a lost Shareholder,

Agent shall conduct a verification mailing and update its records for such Shareholder accordingly.
(b)
Computershare may facilitate the performance of a more in-depth search for the purpose of (i) locating lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating the deceased Shareholder's estate representative, heirs or other party entitled to act with respect to such Shareholder's account ("Authorized Representative")), and (iii) locating Shareholders whose accounts contain an uncashed check older than 180 days, in each case using the services of a locating service provider selected by Computershare, which service provider may be an affiliate of Computershare.  Such provider may compensate Computershare for processing and other services that Computershare provides in connection with such in-depth search, including providing Computershare a portion of its service fees.

(c)
Upon locating any Shareholder (or such Shareholder's Authorized Representative) pursuant to clause (b) above, the locating service provider shall clearly identify to such Shareholder (or such Shareholder's Authorized Representative) all assets held in such Shareholder's account.  Such provider shall inform any such located Shareholders (or such Shareholder's Authorized Representative) that such Shareholder (or such Shareholder's Authorized Representative) may choose either (i) to contact Computershare directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, if applicable, or (ii) to use the services of such provider for a processing fee, which may not exceed 20% of the asset value of such Shareholder's property where the registered Shareholder is living, deceased, or not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction.  If Fund selects a locating service provider other than one selected by Computershare, then Agent shall not be responsible for the terms of any agreement between such provider and Fund and additional fees may apply.

(d)
Pursuant to Section 2.7(c) of this Agreement, Fund hereby authorizes and instructs Agent to provide a Shareholder file or list of those Shareholders not located following the required Rule 17Ad-17 searches to any service provider administering any in-depth shareholder location program on behalf of Agent or Fund.

3.7 Compliance Matters. Upon request, Agent shall provide reasonable and customary information or reports to Fund or Fund's chief compliance officer, as necessary for Fund or Fund's chief compliance officer to comply with Rule 38a-1 under the Investment Company Act of 1940.

4.	PLAN SERVICES.

4.1 Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by each Fund, and certain other services that Trust Company may subcontract to Computershare as permitted by applicable law (e.g., ministerial services).

4.2  To the extent Fund does not have a DSPP as of the Effective Date, Fund agrees that Trust Company may implement and administer a Trust Company-sponsored DSPP on behalf of Fund for the Shares at any time during the term of this Agreement, upon providing prior written notice to  Fund.  In consideration of Trust Company receiving service and transaction fees from the DSPP participants in connection with its administration of the DSPP, Agent shall not charge any fees to Fund for such administration.

4.3  Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

5.  DIVIDEND DISBURSING AND PAYMENT SERVICES.

5.1  Declaration of Dividends.  Upon receipt of written notice from an Authorized Person declaring the payment of a dividend, Computershare shall disburse such dividend payments to Shareholders provided that

Fund furnishes Computershare with sufficient funds one day in advance of the applicable payable date.  The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Fund to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

5.2  Stop Payments.  Fund hereby authorizes Computershare to stop payment of checks issued in payment of sales proceeds and of dividends, if applicable, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Fund shall indemnify Agent against any loss or damage resulting from reissuance of the checks.

5.3  Tax Withholding.  Fund hereby authorizes Computershare to deduct from all payments of sales proceeds and of dividends declared by Fund and disbursed by Computershare to Shareholders, if applicable, the tax required to be withheld pursuant to Sections 1441, 1442, 1445, 1471 through 1474, and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary returns and payment of such tax to the relevant taxing authority.  Fund will provide withholding and reporting instructions to Computershare from time to time as relevant, and upon request of Computershare.

5.4  Plan Payments.  If applicable, Fund hereby authorizes Computershare to receive all payments made to Fund (i.e., optional cash purchases) or Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to Fund. For optional cash purchases, in the event funds are unavailable for any reason (including, without limitation, due to a rejection or reversal of the payment), Computershare shall sell the Shares purchased and any gain thereon shall accrue to Computershare.

5.5   Bank Accounts.  All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the "Monies") shall be held by Computershare as agent for Fund and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Fund.  Until paid pursuant to this Agreement, Computershare may hold or invest the Monies through such accounts in: (a) obligations of, or guaranteed by, the United States of America; (b) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), respectively; (c) AAA rated money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940; or (d) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers' acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody's (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.).  Computershare shall have no responsibility or liability for any diminution of the Monies that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party.  Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments.  Computershare shall not be obligated to pay such interest, dividends or earnings to Fund, any Shareholder or any other party.

6.	ADDITIONAL SERVICES. To the extent that Fund elects to engage any entity other than Agent ("Vendor") to provide any additional services (e.g., plans, restricted stock, corporate actions, etc.), Fund shall give Agent or its affiliates an opportunity to bid on such services upon the same terms and conditions as Vendor.

7.	FEES AND EXPENSES.

7.1  Fee and Service Schedules.  Fund agrees to pay Agent the fees and out-of-pocket expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule.  At least sixty (60) days before the expiration of the Initial Term or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a new fee schedule for the upcoming Renewal Term.  If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

7.2  Out-of-Proof Funds.  If any out-of-proof condition caused by Fund or any of its prior agents arises during any term of this Agreement, Fund will, promptly upon Agent's request, provide Agent with funds or shares sufficient to resolve the out-of-proof condition.

7.3  Invoices.  Fund agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute.  In the event of such dispute, Fund may only withhold that portion of the fee or expense subject to such dispute.  Fund shall notify Agent in writing within 10 days following receipt of such billing notice if Fund is disputing any amounts in good faith.  Fund shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount.  If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

7.4  Late Payments.
(a)
If any undisputed amount in an invoice of Agent (for fees or reimbursable expenses) is not paid within 30 days after the date of such invoice, Agent may charge Fund interest thereon (from the due date to the date of payment) at a monthly rate equal to one and a half percent (1.5%).  Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b)
The failure by Fund to (i) pay the undisputed portion of an invoice within 90 days after the date of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach of this Agreement by such Fund.  Notwithstanding terms to the contrary in Section 12.2 below, Agent may terminate this Agreement with respect to such breaching Fund for such material breach immediately and shall not be obligated to provide Fund with 30 days to cure such breach.

(c)	Each Fund is severally, and not jointly, responsible for its pro rata portion of the undisputed portion of the invoice.

7.5	Transaction Taxes. Each Fund is responsible for all taxes, levies, duties, and assessments levied on Services purchased under this Agreement (collectively, "Transaction Taxes"). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Fund for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of Services. Fund shall pay such Transaction Taxes according to the terms in Section 7.3. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Fund. To the extent that Fund provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Fund, invoices issued for Services provided after Computershare's receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Agent's personnel, and taxes based on Agent's net income or gross revenues relating to Services.

8.	REPRESENTATIONS AND WARRANTIES.

8.1  Agent. Agent represents and warrants to Fund that:
(a)
Governance.  Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)
Compliance with Laws.  The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent's incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

8.2  Fund.  Each Fund represents and warrants to Agent that:
(a)	Governance. It is duly organized, validly existing and in good standing under its state of incorporation and it has full power, authority and legal right to enter into and perform this Agreement;
(b)
Compliance with Laws.  The execution, delivery and performance of this Agreement by Fund has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Fund enforceable against Fund in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Fund is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Fund, (iii) Fund's governing documents or by-laws, (iv) any material agreement to which Fund is a party, or (v) any applicable stock exchange rules;

(c)
Securities Laws.  Registration statements under the 1933 Act and the 1934 Act have been filed and were effective at the time of, or will be effective prior to, the sale of any Shares, and will remain so effective for so long as required by applicable law, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; Fund will immediately notify Agent of any information to the contrary;

(d)
Shares.  The Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable; and

(e)	Facsimile Signatures. The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Fund and is valid and effective.

9.	INDEMNIFICATION AND LIMITATION OF LIABILITY.

9.1  Agent Indemnity and Liability. Agent shall at all times act in good faith and agrees to use commercially reasonable efforts to ensure the accuracy of all Services. Agent shall indemnify and hold Company harmless from and against, and Company shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, "Losses") to the extent resulting from Agent's (a) refusal or failure to comply with the terms of this Agreement, (b) negligence, bad faith or willful misconduct, or (c) breach of any representation or warranty hereunder; provided that any such liability of Agent will be limited in the aggregate to the ongoing account management fees paid hereunder by Company to Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Agent is being sought.

9.2  Fund Indemnity.  Fund shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, "Losses") arising out of or attributable to Agent's duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent as set forth in Section 9.1 above.  Each Fund is severally, and not jointly, responsible for indemnification pursuant to this Section 9.2 arising out of or attributable to Agent's duties or appointment with respect to such Fund.

9.3  Notice. In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim; provided that failure to give prompt notice shall not relieve the indemnifying party of any liability to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action has been materially prejudiced by the indemnified party's failure to timely give such notice.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party's prior written consent, which shall not be unreasonably withheld or delayed.

10.  DAMAGES.  Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

11.  CONFIDENTIALITY.

11.1  Use and Disclosure.  All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care.  Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party's prior consent.  However, each party may disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law.  Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information.  To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 11.

Agent acknowledges that it has implemented physical and other security measures and controls designed to protect (a) the security and confidentiality of Non-Public Personal Information; (b) against any threats or hazards to the security and integrity of Non-Public Personal Information; and (c) against any unauthorized access to or use of Non-Public Personal Information.

11.2  Required or Permitted Disclosure.  In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for Shareholder records pursuant to subpoenas from state or federal government authorities (e.g., probate, divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order.  Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

11.3  Unauthorized Disclosure.  As may be required by law and without limiting any party's rights in respect of a breach of this Section 11, each party will promptly:
(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party;
(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and
(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

11.4  Costs.  Each party will bear the costs it incurs as a result of compliance with this Section 11.

11.5  Information Security Program. Agent shall respond to the Funds' reasonable requests for information concerning Agent's information security program and, upon request, will provide a summary of its applicable information security policies and procedures to the Funds.  Agent shall notify the Funds of any material changes to its information security program that would materially diminish the current security of Agent's recordkeeping system.

12.  TERM AND TERMINATION.

12.1  Term.  The initial term of this Agreement shall be three (3) years from the Effective Date ("Initial Term") unless terminated pursuant to the provisions of this Section 12.  This Agreement will renew automatically from year to year (each a "Renewal Term"), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.

12.2  Termination for Cause.  This Agreement may be terminated at any time by any party (i) upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within thirty (30) days after receipt of written notice thereof from the terminating party or (ii) if any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against any other party, such other party shall become insolvent or shall cease paying its obligations as they become due or such other party shall make any assignment for the benefit of its creditors.

12.3  Fees and Expenses.  Upon termination or expiration of this Agreement for any reason, (a) all fees earned and expenses incurred by Agent up to and including the date of such termination or expiration shall be immediately due and payable to Agent on or before the effective date of such termination or expiration, and (b) Fund shall pay all fees and expenses associated with the movement of records, materials, and services to Fund or the successor agent, including (i) all reasonable out-of-pocket expenses and (ii) a conversion fee in an amount equal to 10% of the aggregate fees (not including reimbursable expenses) incurred by Fund during the immediately preceding twelve (12) month period, for the standard conversion services listed on the attached Exhibit A to this Agreement; provided, however, the fee under this Section 12.3(b)(ii) shall in no event be less than $5,000.00.  In the event any of the extended conversion services listed on Exhibit A are requested by Fund, the fee for each extended conversion service will be $2,500.00.

12.4  Early Termination.  Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated prior to the expiration of the then-current term (a) by Fund for any reason other than pursuant to Section 12.2 above, including but not limited to, Fund's liquidation, acquisition, merger or restructuring, or (b) by Agent pursuant to Section 12.2 above, then, in addition to the payments required in Section 12.3 above, Fund shall pay to Agent all fees accelerated through the end of, and including all months that would have remained in, the then-current term at the time of termination.  Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date.  If Fund does not provide notice of early termination within the time period referenced in Section 12.1 above, Agent shall make a good faith effort, but cannot guarantee, to convert Fund's records on the date requested by Fund.

13.  ASSIGNMENT.  Neither this Agreement nor any rights or obligations hereunder may be assigned by

Fund or Agent without the written consent of the other, such consent not to be unreasonably withheld; provided, however, that Agent may, without further consent of Fund, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

14.  SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

14.1  Subcontractors.  Agent may, without further consent of Fund, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g., lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions under this Agreement.

14.2  Unaffiliated Third Parties.  Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 14.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such company, Agent exercised due care in selecting the same.

15.  MISCELLANEOUS.

15.1  Notices.  Any notice or communication by Agent or Fund to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other's address:

If to Fund:	Guggenheim 227 West Monroe Street Chicago, IL 60606
If to Agent:	Computershare Inc. 250 Royall Street Canton, MA 02021 Attn: General Counsel

15.2  No Expenditure of Funds.  No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

15.3  Successors.  All the covenants and provisions of this Agreement by or for the benefit of Fund or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

15.4  Amendments; Waivers.  This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Trustees/Directors of Fund.  Any term or provision of this Agreement may be waived in writing by the party or parties entitled to the benefit thereof.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

15.5  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.6  Governing Law; Jurisdiction.  This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law.  The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.  Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof.  Agent may consult with foreign counsel, at Fund's expense, to resolve any foreign law issues that may arise as a result of Fund or any other party being subject to the laws or regulations of any foreign jurisdiction.

15.7  Force Majeure.  Notwithstanding anything to the contrary contained herein, Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

15.8  Third Party Beneficiaries.  The provisions of this Agreement are intended to benefit only Agent, Fund and their respective permitted successors and assigns.  No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

15.9  Survival.  All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

15.10  Priorities.  In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.11  Merger of Agreement.  This Agreement constitutes the entire agreement between the Funds and Computershare (including any of its affiliated or predecessor entities) hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

15.12  No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

15.13  Descriptive Headings.  Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.14  Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.

Computershare Inc. and
Computershare Trust Company, N. A.
On Behalf of Both Entities:	On behalf of each of the Guggenheim Closed-
End Investment Companies Listed on
Schedule 1 Attached Hereto:

By: /x/ Martin J. McHale, Jr.	By: /x/ John L. Sullivan
Name: Martin J. McHale, Jr.	Name: John L. Sullivan
Title: President, U.S. Equity Services	Title: Chief Financial Officer & Treasurer

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]

Exhibit A
Standard and Extended Conversion Services

Termination Phase	Standard Services. $5,000.00 Minimum Fee Per Termination	Extended Services. $2,500.00 for each of the individual Services listed below.
Test of Conversion Services	• Not applicable
•  Test full audit extracts files (which are either transmitted to the agent or copied on to a protected CD); test Full Registered List, all classes Opened and/or Closed
•   Additional test audit extracts (includes all shareholder details. Control totals & codes sent w/extracts)
•   Test separate exchange lists for each class
•   Test certificate stop list
•   Test certificate legend list
•   Test RPO accounts
•   Test full transactions lists
•   Test ACH debit list including plan shares and reinvestment code
•   Test ACH credit list and secondary address list

Final Conversion Services
• Full audit extracts
• Full registered list opened and closed
• Certificate stop list
• Certificate legend list
• RPO accounts
• End of year tax report*
• Parallel processing for up to 4 days
• Communications with new agent as applicable

•   Separate exchange lists for each class
•   Full transactions list
•   ACH Debit including plan shares and reinvestment code*
•   ACH Credit list and secondary address list*
•   1099D detailed report*
•   1042S detailed report*
•   Parallel processing for more than 4 days (each additional day is considered one extended service)

Post Conversion Services	• Certification letter • Due Diligence statement • 3 months post conversion • Check extract files • Check reports • Check reports and extracts to CDs • Communications with new agent as applicable	• Not applicable
* Not applicable to terminations for non-dividend payers.

Schedule 1

FUND
Advent Claymore Convertible Securities & Income Fund
Advent Claymore Convertible Securities & Income Fund II
Managed Duration Investment Grade Municipal Fund
Guggenheim Strategic Opportunities Fund
Guggenheim Build America Bonds Managed Duration Trust
Guggenheim Credit Allocation Fund
Guggenheim Equal Weight Enhanced Equity Income Fund
Advent/Claymore Enhanced Growth & Income Fund
Fiduciary/Claymore MLP Opportunity Fund
Guggenheim Enhanced Equity Strategy Fund
Guggenheim Enhanced Equity Income Fund
Guggenheim Energy & Income Fund